Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Announces Record Revenues
in its Fiscal 2008 Third Quarter Ending 6/30/08
Thursday July 10, 8:00 ET
Year-over-year net revenues increase 215%
STUART, Fla., July 10 /Marketwire/ — Liberator Medical Holdings, Inc. (PinkSheets: LBMH — News), announces today record revenues of $2.445 million for the quarter ended June 30, 2008.
Mark Libratore, the Company’s President and CEO, commented, “Year-over-year net revenue growth was up 215% for the quarter ended June 30, 2008, and up 72% over the prior quarter’s net revenues of $1.425 million. This growth is attributed to the success of our national advertising campaign, which continues to increase our recurring revenue stream by attracting customers with long term chronic disease related medical supply needs.”
Mr. Libratore added “We are very pleased to see customer acquisition costs ratchet downwards as we increase our advertising expenditures. Along with the substantial increases in revenue, our management team has taken all the proper steps to maintain a high level of customer service, maximize customer retention and increase efficiency. We have also invested in substantial technological improvements and system enhancements which will greatly enhance our future efforts.”
Highlights from the Quarter ending June 30, 2008 Include:
•	Total net revenues for the quarter ended 6/30/08 were $2,445,000 as compared to $776,000 for the quarter ended 6/30/07, an increase of 215%.
•	Total net revenues for the quarter ended 6/30/08 were up 72% compared to the prior quarter’s net revenues of $1,425,000.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Source: Liberator Medical Holdings, Inc.